Exhibit	1

TRUSTEE'S FINAL DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, AT&T Wireless Services Note-Backed Series 2002-7
*CUSIP:	21988G452	Class	A-1
	21988GBR6	Class	A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending
February 14, 2007.

INTEREST ACCOUNT

Balance as of	September 1, 2006.....	$0.00
Scheduled Income received on securities.....		$0.00
Unscheduled Income received on securities.....		$0.00
Interest portion of February 13, 2007 Call Price received February 13, 2007 upon exercise of Call Warrants by 100% of the holders thereof.....		$3,448,128.56

LESS:
Distribution of interest to Class A-1 Holders on February 14, 2007.....		-$1,080,000.00
Distribution of interest to Class A-2 Holders on February 14, 2007.....		-$2,368,128.56
Distribution to Depositor.....		-$0.00
Distribution to Trustee.....		-$0.00
Balance as of	February 14, 2007.....	$0.00

PRINCIPAL ACCOUNT

Balance as of	September 1, 2006.....	$0.00
Scheduled Principal received on securities.....		$0.00
Principal portion of February 13, 2007 Call Price received February 13, 2007 upon exercise of Call Warrants by 100% of the holders thereof.....		$30,000,000.00

LESS:
Distribution of principal to Class A-1 Holders on February 14, 2007.....		-$30,000,000.00
Distribution of $30,000,000 principal amount of underlying securities to Call Warrants Holder on February 13, 2007.....		-$0.00
Balance as of	February 14, 2007.....	$0.00

UNDERLYING SECURITIES HELD AS OF February 14, 2007

Principal Amount	Title of Security
$0	AT&T Wireless Services, Inc. 8.75% Senior Notes due March 1, 2031 *CUSIP 0209AAF3
:

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.